Exhibit 10.1

NORTEL NETWORKS

Enhanced Severance Allowance Plan

As Amended and Restated

Effective January 1, 2008

NORTEL NETWORKS ENHANCED SEVERANCE ALLOWANCE PLAN

ARTICLE 1

INTRODUCTION AND DEFINITIONS

1.1    The Nortel Networks Enhanced Severance Allowance Plan (the “Plan”) was established, effective as of January 1, 2000, to provide a severance allowance to assist certain terminated employees, as defined in Section 2.1 of the Plan document effective on that date. The Plan superseded in its entirety Northern Telecom Inc. Corporate Procedure 80019.01 and the Nortel Networks SEVERANCE ALLOWANCE PLAN with respect to the Employees covered by this Plan. The Plan may provide for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations promulgated thereunder, necessitating changes to comply with such Code and regulatory provisions. This amendment and restatement of the Plan is effective January 1, 2008, except as otherwise indicated herein.

1.2    This Plan is applicable to a select group of management or highly compensated Employees, as defined below, who have three (3) months or more of Service and whose employment is terminated as specified in Section 2.1.

1.3    Whenever used in this Plan, the following terms shall have the following meanings:

a.    “Affiliate” shall mean Nortel Networks Corporation and any entity of which Nortel Networks Inc. or Nortel Networks Corporation, directly or indirectly, owns or controls greater than fifty percent (50%) of the voting shares (for a corporation) or value (for any other type of entity).

b.    “Base Monthly Salary” shall mean, as determined solely by the Plan Administrator, an Employee’s basic gross monthly salary in effect on the day immediately prior to the effective date of the termination of an Employee’s employment with an Employer, and excluding any other compensation, including, without limitation, bonus or incentive compensation payments, overtime pay, interest differential payments or other relocation allowances, or the value of any other benefits to which an Employee may be entitled; provided, however, that if an Employee receives all or a portion of his compensation in the form of sales commissions and/or sales bonuses, “Base Monthly Salary” shall be calculated on the basis of such Employee’s Total Targeted Compensation divided by twelve (12). However, in no event shall “Base Monthly Salary” include any amounts paid as Global Sales Compensation MAVP/RVP 50-50 Incentive Plan earnings.

c.     “Board” shall mean the Board of Directors of Nortel Networks Inc.

d.    “Business Transaction” shall mean an agreement entered into by or on behalf of Employer and a Company(ies) (e.g., divestiture or a spin-off of a business, creation of a joint venture, an outsourcing transaction or any other transaction similar to the foregoing)

and as a result thereof the Employer determines that the services of an employee(s) are no longer required by the employer.

e.    “Committee” shall mean the Employee Benefits Committee of Nortel Networks Inc. which shall consist of one (1) or more individuals appointed by the Board who shall serve until resignation, death or removal by the Board or (with respect to an employee of an Employer or Affiliate) termination of such employment. A majority of the members of the Committee shall constitute a quorum and actions taken by the Committee shall be by a majority vote of a quorum.

f.    “Company” shall mean the entity with which an Employer has entered into a Business Transaction or any direct or indirect subcontractor of, or any other entity affiliated with, such entity or subcontractor, including any entity or subcontractor that may be owned in whole or in part by, or be affiliated with, such Employer.

g.    “Employee” shall mean any Full-Time Employee of an Employer whose job as of August 1, 2001 was classified as a Job Complexity Indicator (“JCI”) 22 (regardless of the classification of such Employee’s job as of the date of determination of a benefit under this Plan) and any Full-Time Employee of an Employer whose job is classified as a Job Complexity Indicator (“JCI”) 55 as of the date of determination of a benefit under this Plan. “Employee” for purposes of this Plan shall not include an individual whose severance benefits are set forth in a separate writing between Employee and his or her Employer that is executed by an officer of the Employer or between Employee and Nortel Networks Inc. or one of its Affiliates that is executed by an officer of or power of attorney for such entity. “Employee” shall also exclude an individual whose severance benefits are set forth in another employee benefit plan adopted by the Employer to provide benefits upon Termination of Employment to such an individual and others who are similarly situated or to exclude coverage under this Plan to such an individual. Independent contractors and any other individuals who provide services to an Employer but do not receive W-2 earnings from an Employer are not eligible to participate in the Plan.

h.    “Employer” shall mean Nortel Networks Inc., or any of its United States subsidiaries and affiliates, or a United States subsidiary or affiliate of Nortel Networks Corporation, that has been authorized by the Board of Nortel Networks Inc. to adopt this Plan and has adopted this Plan by action of its board of directors. A subsidiary or affiliate for purposes of this definition shall include any entity of which Nortel Networks Inc. or Nortel Networks Corporation, directly or indirectly, owns or controls greater than fifty percent (50%) of the voting shares, for a corporation, or value, for any other type of entity.

i.    “Full-Time Employee” shall mean an Employee who is regularly scheduled to work at least thirty-five (35) hours per week, as determined solely by the Employer.

j.    “Plan” shall mean this Nortel Networks Enhanced Severance Allowance Plan.

k.    “Plan Administrator” shall mean Nortel Networks Inc.

l.    “Reasonably Contiguous Location” shall mean a location that is no more than twenty-five (25) miles from the location of the “former position” referred to in Section 2.2.b., 2.3.b., or 2.4.b. hereof, as applicable.

m.    “Reclassification” or “Reclassified” shall mean the reclassification of the Employee’s current position to a lower Job Complexity Indicator/Job Family Compensation Structure (“JCI/JFCS”) (referred to as “Job Complexity Indicator/Market Reference Range” prior to April 8, 2002) as a result of changes to the duties, responsibilities or scope of that position. The benefits under this Plan that apply to “Reclassification” situations shall not apply to reclassifications that occur for reasons other than those stated above, such as, but not limited to, reclassifications made to correct prior misclassification of a position.

n.    “Reduction in Force” shall mean the Termination of Employment of an Employee resulting from a reduction in an Employer’s work force and/or from the elimination or consolidation of job functions of an Employer due to economic or other business reasons.

o.    “Service” shall mean the total cumulative period of an Employee’s employment with any Employer or affiliate, beginning on the Employee’s date of employment and ending on the date of Termination of Employment. Such period shall include employment with an employer before the effective date when it became an Employer or affiliate due to a merger or other acquisition transaction if such Employee was employed by that Employer on the effective date of the transaction. Provided, that if there has been a break in such employment other than due to medical or other authorized leave of absence, the period of time prior to such break in employment shall be included in the calculation of Service only if either (i) such break in employment was for thirty (30) days or less, (ii) or in the case where the break in employment was for more than thirty (30) days, the Employee has been in the employment of an Employer or an affiliate, as applicable, subsequent to the break in employment for a period of time equal to the break in employment or one (1) year, whichever is less. Service shall be expressed in full years and partial years. However, a partial year of employment of at least six (6) consecutive months shall be deemed to be one (1) year of Service. An “affiliate” for purposes of this definition shall include Nortel Networks Corporation and any company wholly or partially owned, directly or indirectly, by Nortel Networks Corporation.

p.    “Severance Period” shall mean the period of time beginning on the Employee’s effective date of Termination of Employment from an Employer and ending upon the expiration of the number of months used to calculate the Employee’s Severance Allowance as provided in Section 2.7 of this Plan and as determined in the sole discretion of the Plan Administrator.

q.    “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Employer if any stock of the Employer is publicly traded on an established securities market or otherwise.

r.    “Termination of Employment” shall be based on the facts and circumstances surrounding the termination of the Employee’s employment and whether the Employer and the Employee intended for the Employee to provide significant services for the Employer following such termination. A change in the Employee’s employment status will not be considered a Termination of Employment if:

i.    the Employee continues to provide services as an employee of the Employer at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

ii.    the Employee continues to provide services to the Employer in a capacity other than as an employee of the Employer at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration.

s.    “Total Targeted Compensation” shall mean with respect to an Employee who receives all or a portion of his compensation in the form of sales commissions and/or sales bonuses, such Employee’s basic gross annual salary in effect on the day immediately prior to the effective date of his termination with an Employer plus incentive compensation payments for which the Employee would have been eligible if 100% of the Employee’s business objectives had been achieved in the year of termination, but excluding, without limitation, sales bonuses, sales commissions or incentive compensation payments earned or paid, overtime pay, interest differential payments or other relocation allowances, or the value of any other compensation or benefit to which such Employee may be entitled.

1.4    The masculine pronoun, whenever used in this Plan, shall include the feminine gender, and the singular pronoun whenever used herein shall include the plural, and the plural shall include the singular unless the context clearly indicates a different meaning.

ARTICLE 2

SEVERANCE ALLOWANCE

2.1    Eligibility for Severance. Employees with at least three (3) months of Service whose employment with an Employer is terminated for any of the following reasons shall qualify for a severance allowance in accordance with this Article 2, subject to Sections 2.2, 2.3, 2.4, 2.5 and 2.6:

a.    Termination of Employment with an Employer as part of a Reduction in Force, except to the extent such payment is prohibited under Section 2.2 hereof; or

b.    Any other Termination of Employment with an Employer initiated by an Employer except to the extent that such payment is prohibited under Section 2.2 hereof, or except when the Plan Administrator determines in its discretion that the termination arises out of conduct and/or inaction by the Employee which is not in the best interests of the Employer, or except when the Employee refuses to permit a background check required by a customer of the Employer or fails a background check on a basis that the Employer determines is conduct and/or action which is not in the best interests of the Employer; or

c.    Any other Termination of Employment with an Employer that is initiated by an Employee on or after November 1, 2001 in direct and timely response to the Employer’s written notification (provided prior to April 1, 2002) of the Reclassification of the Employee’s current position, except to the extent such payment is prohibited under Section 2.4 hereof; or

d.    Any other Termination of Employment with an Employer that is initiated by an Employee following the Employer’s notification (provided after March 31, 2002) of the Reclassification of the Employee’s current position, except to the extent such payment is prohibited under Section 2.4 hereof.

2.2    Reduction in Force Exceptions. Notwithstanding Section 2.1, no severance allowance shall be paid to an Employee who is terminated as a result of a Reduction In Force if, a, b, or c below applies:

a.    Prior to such termination, the Employee is offered and accepts a position as a Full-Time Employee with an Employer or an Affiliate, irrespective of any differences between the new position and the former position, including, without limitation, any resulting change in the location of the new position from that of the former position, any difference in the manner or amount of the compensation between the new position and the former position, any difference in work schedule or number of hours in the work week, or otherwise; or

b.    With respect to an Employee who is given notice of termination and is terminated after March 31, 2002, prior to such termination, the Employee is offered and refuses a transfer to another position as a Full-Time Employee with an Employer or an

Affiliate, for which the Employee is qualified in the same or Reasonably Contiguous Location as his former position, which new position has a Base Monthly Salary which is not less than eighty percent (80%) of the Base Monthly Salary of the Employee’s former position. For purposes of this Section 2.2.b., the term “notice of termination” shall include both a notice that the Employee’s position has been identified for elimination and that provides for continued work in the Employee’s current position and a non-working notice of termination. A refusal of a transfer to a position that meets the requirements described above will result in no severance allowance being paid whether it follows a non-working notice period or a working notice period.

c.    With respect to an Employee whose job as of August 1, 2001 was classified as a JCI 22 (such classification having now been renamed “JCI 55”) and who is given notice of termination and is terminated after March 31, 2002, the Employee is offered and refuses a transfer, prior to such termination, to another position as a Full-Time Employee within the JCI 22/now 55 classification. For this exception to apply, the new position must also meet the requirements described in Section 2.2.b. above.

2.3    Business Transaction Exceptions. Notwithstanding Section 2.1, no severance allowance shall be paid to an Employee where his employment with an Employer is terminated in connection with a Business Transaction if, either:

a.    The terminated Employee is offered and accepts a position as a Part-Time or Full-Time Employee with the Company, irrespective of any differences between the new position and the former position, including, without limitation, any resulting change in the location of the new position from that of the former position, any difference in the manner or amount of the compensation between the new position and the former position, any difference in work schedule or number of hours in the work week, or otherwise; or

b.    The terminated Full-Time or Part-Time Employee is offered and refuses another position as a Full-Time or Part-Time Employee, respectively, for which he is qualified by the Company at the same or Reasonably Contiguous Location as his former position with the Employer and with a Base Weekly Salary which is not less than eighty percent (80%) of the Base Weekly Salary of the Employee’s former position.

2.4    Reclassification Exceptions.

a.    Notwithstanding Section 2.1.c. and Section 2.1.d., no Severance allowance shall be paid to an Employee whose position is Reclassified and who incurs a Termination of Employment following such Reclassification if, prior to such termination, the Employee is offered and accepts a position (including the same reclassified position or another position at the same or a different JCI/JFCS) as a Part-Time or Full-Time Employee with an Employer or an Affiliate. This provision shall apply irrespective of any differences between the new position and the former position, including, without limitation, any resulting change in the location of the new position from that of the former position, any difference in the manner or amount of the compensation between the new position and the former position, any difference in work schedule or number of hours in the work week, or otherwise.

b.    Notwithstanding Section 2.1.d., no severance allowance shall be paid to an Employee who incurs a Termination of Employment with an Employer after March 31, 2002, following the Employer’s notification (provided on or after April 1, 2002) to the Employee of a Reclassification if, prior to such termination, such Full-Time or Part-Time Employee is offered and refuses a position (including the same Reclassified position or another position at the same or a different JCI/JFCS) as a Full-Time or Part-Time Employee, respectively, with an Employer or an Affiliate, for which the Employee is qualified. Such position must be in the same or Reasonably Contiguous Location as his former position and must have a Base Weekly Salary that is not less than eighty percent (80%) of the Base Weekly Salary of the Employee’s position before the Reclassification for this exception to apply. However, if such an Employee was a Full-Time Employee whose position was classified as a JCI 22/now 55 as of August 1, 2001, this exception will apply only if, in addition to the conditions described above in this Section 2.4.b., the position offered is also a position classified as a JCI 22/now 55. The requirement that the new position be within the JCI 22/now 55 classification shall not apply if the Employee accepted a transfer to a position that was not a JCI 22/now 55 after August 1, 2001 and prior to the notification of Reclassification described in this section.

2.5    Additional Conditions to Payment. As a condition precedent to an Employee’s entitlement to receive a severance allowance, each Employee who qualifies for a severance allowance in accordance with Section 2.1 shall, at the time of his termination, timely execute and tender to the Employer a document including a release, restrictive covenant provisions and other terms as required solely in the discretion of the Plan Administrator. As a further condition precedent to an Employee’s entitlement to receive a severance allowance, each Employee who qualifies for a severance allowance in accordance with Section 2.1 must be an Employee of the Employer on the day immediately preceding the effective date of his termination. Any Employee who otherwise qualifies for a severance allowance in accordance with Section 2.1, but who fails or refuses to timely execute and tender such a release, who revokes such a release, or who is not an Employee on the day immediately preceding the effective date of his Termination of Employment shall not receive a severance allowance.

No severance allowance or any other benefits under this Plan shall be paid to any Employee who, in exchange for other compensation or benefits to which the Employee is not otherwise entitled, releases, waives or otherwise gives up his rights under this Plan.

2.6     Other Employment Terminations. No severance allowance shall be paid to an Employee whose employment with an Employer is terminated for any reason other than as specified in Section 2.1.

2.7    Amount of Severance Allowance. Provided an Employee qualifies for a severance allowance in accordance with Section 2.1 and provided further that the Employee fulfills the requirements of Section 2.5, the severance allowance payable to each such Employee shall be twelve (12) months at the rate of the Employee’s Base Monthly Salary, plus such additional severance allowance, if any, as the Plan Administrator may determine at his sole discretion;

provided, however, that in no event shall the total severance allowance paid to any Employee under this Plan exceed an amount equal to twice the Employee’s total annual compensation for the year immediately prior to the date of his or her termination. The amount of severance allowance shall be determined prior to the Employee’s Termination of Employment.

2.8    Form and Timing of Severance Allowance Payment.

a.    Generally. Payment of severance allowances shall be made in equal installments on the same regular pay days as applied to each Employee immediately prior to his Termination of Employment; provided, however, that payment of severance allowances shall be completed within twenty-four (24) months after the effective date of Termination of Employment. All severance allowance payments shall be subject to applicable F.I.C.A. and federal, state and/or local income tax withholding as determined solely by the Employer.

b.    Restrictions on Timing of Payments to Specified Employees. Notwithstanding any provision of this Plan to the contrary, if the Employee is considered a Specified Employee at Termination of Employment under such procedures as established by the Employer in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.8(b) is applicable to the Employee, any distribution which would otherwise be paid to the Employee within the first six months following the Termination of Employment shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.9    Death Before Payment. If an Employee receiving a severance allowance dies before receiving full payment of his severance allowance, the balance of such Employee’s severance allowance remaining unpaid at the time the Plan Administrator is notified of the Employee’s death shall be paid in a single lump sum to the beneficiary(ies) most recently designated by the Employee in connection with the Employee’s participation in the group term life insurance coverage under the Nortel Networks Inc. FLEX Benefits Program (whether or not the Employee is then covered for such group term life insurance) or, if no such beneficiary(ies) have been so designated, to the Employee’s estate.

2.10     Additional Benefits Available. With respect to a terminated Employee who qualifies for a severance allowance pursuant to this Article 2, in addition to such severance allowance, the Employee may elect to:

a.    Continue all of the benefits set forth in Section 2.11, which were in effect with respect to that terminated Employee as of the day immediately preceding the effective date of termination, until the end of the Severance Period, or the day preceding the retirement date of an Employee who retires on an “Early Retirement Date”, a “Normal Retirement Date”, or a “Late Retirement Date” as defined under the Nortel Networks Retirement Income Plan on the first day of the calendar month coincident with or immediately following the termination of the Employee’s Severance Period; or

b.    Revoke all such benefits described in Section 2.10.a. effective as of the earlier of the end of the calendar month in which the Employee’s termination occurs and the date on which each applicable benefit plan indicates that such benefit ends following employment termination.

2.11    Description of Additional Benefits. Provided an Employee qualifies for and elects to continue benefits as described in Section 2.10(a), the benefits, and the conditions under which they shall be available, are:

a.    Group term life insurance and/or Accidental Death & Dismemberment (AD&D) insurance coverage as provided to active Employees under the Nortel Networks Inc. FLEX Benefits Program (including, if enrolled at the time of termination, optional group term life insurance coverage for the Employee, his spouse, and/or his dependent children). The Employee contributions for such continued coverage shall be at the active employee contribution rate, as determined solely by the Employer, and shall be deducted from severance allowance payment(s) as provided in Section 4.6; and

b.    Medical, dental, vision, and hearing coverage, the Employee Assistance Program and the Health Care Reimbursement Account as provided to active Employees under the Nortel Networks Inc. FLEX Benefits Program (including, if enrolled at the time of termination, dependent and domestic partner coverage under the foregoing plans). With respect to Employees who are expatriates covered by the Nortel Networks International Health Services Plan (“IHSP”) at the time of Termination of Employment, the FLEX Benefits Program benefits identified above shall be the available plans, not the IHSP. The Employee contributions for such continued coverage shall be at the active employee contribution rate, as determined solely by the Employer, and shall be deducted from severance allowance payment(s) as provided in Section 4.6. Such period of coverage shall be considered to be part of and run concurrent with the period of continued coverage required to be offered under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

c.    Notwithstanding any provision in the Plan to the contrary, Nortel Networks Inc. may in its sole discretion amend from time to time or terminate at any time the benefits described in Section 2.11(a) and (b) and such action shall apply to those Employees receiving such benefits under the Plan.

2.12    Reemployment During Severance Payment. If a terminated Employee receiving a severance allowance under this Plan is subsequently reemployed prior to the expiration of the Severance Period as a Full-Time Employee by an Employer or an Affiliate, the obligation to pay any remaining unpaid installments of such Employee’s severance allowance shall cease as of the effective date of the Employee’s reemployment. Any rights that such Employee had to such unpaid amounts shall be forfeited. Such installment payments shall cease and such rights shall be forfeited irrespective of any differences between the new position and the former, including, without limitation, any resulting change in the location of the new position from that of the former position, any difference in the manner or amount of the compensation between the new position and the former position, any difference in work scheduled or number of hours in the work week, or otherwise.

This provision shall also apply to a terminated Employee who is reemployed by a company that subsequently becomes an Employer or Affiliate. The severance allowance payments affected by this provision shall be those which are payable or are attributable to the period beginning with the date when the company becomes an Employer or Affiliate.

2.13    Job Offers During Severance Payment. If a terminated Employee receiving a severance allowance under this Plan in installment payments pursuant to Section 2.8 (subsequent to his termination by an Employer and prior to the expiration of the Severance Period) is offered and refuses reemployment by an Employer or an Affiliate under circumstances that would have resulted in denial of a severance allowance under Section 2.2, 2.3, or 2.4 if such offer and refusal had occurred before the Employee’s termination, then the obligation to pay any remaining unpaid installments of such Employee’s severance allowance shall cease as of the date such Employee refused reemployment and such unpaid amounts shall be forfeited.

This provision shall also apply to a terminated Employee who is reemployed by a company that subsequently becomes an Employer or Affiliate. The severance allowance payments affected by this provision shall be those which are payable or are attributable to the period beginning with the date when the company becomes an Employer or Affiliate.

2.14     Continuation of Additional Benefits. If payment of an Employee’s severance allowance ceases pursuant to Sections 2.12 or 2.13, extended benefit coverages provided for in Sections 2.10 and 2.11 shall not be affected by such changes.

2.15    Employment With Unrelated Employers. If a terminated Employee receiving a severance allowance under this Plan subsequently obtains gainful employment prior to the expiration of the Severance Period other than with an Employer or Affiliate, remaining unpaid amounts of such Employee’s severance allowance shall not be affected (except as described in Section 2.12 hereof with regard to reemployment with an unrelated company which subsequently becomes an Employer or an Affiliate). The additional benefits provided pursuant to Sections 2.10 and 2.11 shall continue except to the extent that automatic termination of a medical benefit is permitted pursuant to COBRA or to the extent that the terminated Employee elects cessation of the benefit if permitted by the provisions of the applicable benefit plan.

2.16    Subsequent Terminations with Severance Due. If an Employee’s employment with an Employer (whether as an “Employee” or as an “employee”) is terminated under circumstances where the Employee is paid a severance allowance under this Plan, any predecessor plan, or any other plan, procedure or agreement for, among other things, the payment of severance or termination pay by the Employer, any Affiliate, or former Affiliate, and the Employee is subsequently reemployed by an Employer and at a later date is again terminated from employment under circumstances where the Employee qualifies for a severance allowance under this Plan, such prior severance allowance may be offset against any severance allowance that becomes payable under the terms of this Plan at the discretion of the Employer.

ARTICLE 3

ADMINISTRATION AND FUNDING

3.1    Named Fiduciaries. The Plan Administrator and the Committee shall each be named fiduciaries for the Plan with respect to their duties as set forth in the Plan.

3.2    Plan Administrator Duties. Subject to the powers, duties and responsibilities conferred on the Committee pursuant to Section 3.3, the Plan Administrator shall have in its sole discretion the general powers, duties and responsibilities of administration which it may retain, delegate, or redelegate at any time in its sole discretion to designated employees of the Employer or an Affiliate and/or to other agents.

3.3    Plan Interpretation. The Plan Administrator shall rule upon all questions concerning the application or interpretation of the provisions of this Plan, except as provided in Section 3.4. Entitlement to benefits under this Plan shall be determined in accordance with the provisions of this Plan in effect at the time of the termination of an Employee’s employment with an Employer.

3.4     Committee Duties. The Committee shall supervise the administration and enforcement of the Plan to the extent set forth in this Section 3.3 according to the terms and provisions of the Plan and shall have all of the powers necessary to accomplish the following:

a.    In its sole discretion, to construe all terms, provisions, conditions, and limitations of the Plan. In all cases, the construction necessary for the Plan to comply with the applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall control;

b.    In its sole discretion, to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

c.    In its sole discretion, to determine all questions relating to eligibility;

d.    In its sole discretion, to make a determination as to the right of any person to a benefit under the Plan; and

e.    In its sole discretion, to review and make determinations on appeals pursuant to Section 3.6.

3.5    Submission of Claims. All claims for benefits under the Plan shall be directed in writing to the attention of the Plan Administrator. If the Plan Administrator in its sole discretion determines that any individual who has claimed a right to receive benefits under the Plan is not entitled to receive all or any part of the benefits claimed, it shall inform the claimant by certified mail or by electronic notification of its determination and the reasons therefore in a manner calculated to be understood by the claimant. Such notification shall be given within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Such notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

3.6    Appeal of Denied Claims. Following an initial adverse decision by the Plan Administrator concerning a claim for benefits, a claimant may appeal such determination within sixty (60) days of receipt of the notification of the adverse benefit determination. A claimant who appeals a denied claim may submit to the Committee written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information is “relevant” to a claim for benefits if it: (i)was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required by ERISA and the applicable regulations in making the benefit determination. The review of such an appeal by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall make a decision on the claimant’s appeal no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made.

If the Committee in its sole discretion determines that any individual who has filed an appeal of an initial adverse benefit determination is not entitled to receive all or any part of the benefits claimed, it shall inform the claimant by certified mail or by electronic notification of its determination and the reasons therefore in a manner calculated to be understood by the claimant. Such notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information is “relevant” to a claim for benefits if it: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required by ERISA and the applicable regulations in making the benefit determination.

3.7    Funding. This Plan is an unfunded plan and all severance allowances and other benefits payable under this Plan and all administrative expenses shall be paid from the general assets of the applicable Employer.

3.8    Unclaimed Benefits. If a benefit becomes payable from the Plan, but the payment is not made because the Participant cannot be located after a reasonable and diligent effort, such benefit and any income that may accrue thereon shall be forfeited to the Plan on the first anniversary of the date when the benefit became payable.

ARTICLE 4

MISCELLANEOUS

4.1    Plan Amendment and Termination. Nortel Networks Inc. intends to continue this Plan, but necessarily reserves the right to amend this Plan from time to time or terminate this Plan at any time. Any amendment to this Plan may reduce or eliminate benefits payable under the Plan to persons who are Employees as of the effective date of the amendment. Amendments shall be made by adoption of a written instrument of amendment by the Board, or by an officer of Nortel Networks Inc. to whom such authority has been delegated by the Board. The Plan may be terminated by appropriate actions of the Board, as evidenced by resolutions duly adopted by the Board.

4.2    Employment Rights. Nothing contained in this Plan shall be deemed to modify the existing employment at will relationship between an Employer and any Employee and specifically give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time for any reason, nor shall it be deemed to give an Employer the right to require any Employee to remain in its service, nor shall it interfere with any Employee’s right to terminate his service at any time.

4.3     Applicable Law. This Plan is intended to be a welfare benefit plan that provides benefits only to a select group of management or highly compensated Employees of the Employer and is, therefore, exempt from the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) to the extent an exemption is available for such a Plan. To the extent that ERISA applies, this Plan shall be construed in accordance with its provisions. To the extent not preempted by ERISA and to the extent that State law is applicable, it shall be construed in accordance with the laws of the State of Tennessee (without regard to provisions with respect to conflict of laws).

4.4    Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan.

4.5    Reduction in Severance Allowance. An Employer may deem any severance allowance owing to any Employee under this Plan to be reduced by any amount determined by the Plan Administrator to be owing to any Employer by such Employee as of his or her Termination of Employment date. Such amounts owing to an Employer shall include, but not be limited to, any advances, loans, overpayments, excess commissions, any other monies or Employer property not returned immediately upon Termination of Employment (including, but not limited to, tools, computers, and identification badges). The Employer may recoup such amounts from the severance allowance by not commencing payment of the severance allowance, terminating the payment of severance allowances that have commenced, or reducing the amount of any severance allowance. Such action shall not limit the Employer from utilizing other legal means of recourse for the collection of such amounts if the severance allowance is not sufficient to repay the amounts owing to the Employer. Any such action taken with respect to the severance allowance shall have a corresponding effect on the other Sections of this Plan that relate to the continuation of additional benefits as described under Sections 2.10 and 2.11 hereof and the determination of the Severance Period as described in Section 1.3.p. hereof. Such additional benefits and the Severance Period shall be curtailed to the extent that they are determined by the length of the period of payment of severance allowances for purposes of this Plan and all other plans of the Employer that rely upon provisions of this Plan in the determination of benefits shall recognize such curtailment also.

4.6    Tax Withholding. An Employer, in its sole discretion, shall be free to withhold from any severance allowance whatever amounts it shall determine to be appropriate concerning any and all applicable federal, state and local tax withholding.

4.7    Payment for Additional Benefits. An Employer shall make deductions from severance allowance payment(s) for benefit continuation elected by the Employee at the active employee contribution rate as provided in Section 2.11 of this Plan.

ARTICLE 5

DESIGNATED GROUPS

Notwithstanding anything in the Plan to the contrary, an Employee within a “Group” (listed in Exhibit A) who has been notified on a “Date of Notification” (as set forth in Exhibit A) that his employment will no longer be required (as a result of a Business Transaction involving the designated Group) is eligible for Plan benefits in accordance with the terms of the Plan if such Employee further terminates his employment on a date determined by Employer, as a result of the Business Transaction involving such designated Group. Such an Employee shall qualify and receive benefits under the Plan only if the Employee is assigned to such a designated Group and otherwise meets the eligibility requirements under the Plan. The provisions of Section 2.3 of the Plan shall not apply to such an Employee.

EXHIBIT A—DESIGNATED GROUPS

Date of Notification:    October 6, 1999

Group:    Payroll, HR Info Center, Non-Production Purchasing, Accounts Payable, Employee Receivables, Corporate Services, Corporate Training, and Resourcing

IN WITNESS WHEREOF, this amended and restated Plan has been executed this 17 day of December, 2007, to be effective as of January 1, 2008, except as otherwise indicated herein.

Nortel Networks Inc.

By:	/s/ Paula Holden

TITLE:	Core Benefits Leader

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